Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2012 RESULTS

Diluted EPS of $0.67 up 29% in the fourth quarter of 2012;
Diluted operating EPS of $0.69 up 36%

8% increase in net income in the fourth quarter of 2012; 14% increase in net operating income

30% growth in Investment and Savings Products sales in the fourth quarter

Life insurance licensed sales force increased to 92,373

Duluth, GA, February 7, 2013 – Primerica, Inc. (NYSE: PRI) announced today financial results for the fourth quarter and full year ended December 31, 2012.  Total revenues were $304.5 million in the fourth quarter of 2012 and net income was $40.3 million, or $0.67 per diluted share.  For the full year 2012, total revenues were $1.19 billion and net income was $173.8 million or $2.71 net income per diluted share.

Operating revenues increased by 12% to $303.4 million in the fourth quarter of 2012 compared with $271.6 million in the fourth quarter of 2011.  Net operating income per diluted share grew 36% to $0.69 from $0.51 in the prior year period with net operating income growing 14% to $41.6 million in the fourth quarter of 2012 from $36.7 million in the fourth quarter of 2011.  Net income return on stockholders’ equity (ROE) was 12.3% (14.0% on a net operating income and adjusted stockholders’ equity basis) for the quarter ended December 31, 2012.  Results for the fourth quarter of 2012 reflect continued growth in the Term Life business as well as strong Investment and Savings Products (ISP) sales and the favorable impact of market performance on client assets values.  Net investment income declined compared with the fourth quarter of 2011 largely due to our lower invested asset base following our stock repurchases.  Year-over-year net operating income was impacted by an increase in premium-related and employee-related expenses as well as higher legal fees and expenses, partially offset by specific charges in the fourth quarter of 2011.

For the full year 2012, net operating income increased 12% to $174.5 million compared with $156.0 million for 2011, which when combined with active capital management, resulted in a 32% year-over-year increase in diluted operating EPS to $2.72.  Our 2012 results were driven by growth in the Term Life business coupled with lower non-deferred commissions as well as increased Investment and Savings Products sales and client asset values. Results also reflect lower invested assets due to our $257.3 million of share repurchases during the year and increased interest expense largely related to the redundant reserve financing executed in 2012.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our results were marked by solid performance across segments including 20% growth in Term Life net premiums for the full year 2012.  During the year we retired 15% of our common stock outstanding as of December 31, 2011 through repurchases.  Our strong balance sheet and solid business fundamentals will enable us to continue delivering shareholder value long-term.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “2012 was a pivotal year, demonstrating our ability to maintain financial momentum while reigniting growth in the size of the sales force.  We made enhancements to the life insurance licensing process that drove a 30% increase in the ratio of recruits obtaining a license and contributed to growth in the size of the sales force in 2012.  Our Investment and Saving Products platform was expanded with the addition of third party fixed indexed annuities and managed accounts.  ISP sales grew 30% in the fourth quarter and increased 10% in 2012.  We are proud of our sales force leaders’ accomplishments and their unwavering commitment to serving the financial needs of Main Street families.  We continue to be confident in the strength of our business and our ability to execute a strategy that positions Primerica for future success.”

Distribution Results

●
The size of our life-licensed insurance sales force increased to 92,373 at December 31, 2012 from 91,506 at September 30, 2012 and 91,176 at December 31, 2011.  While recruiting of new representatives declined 16% to 36,586 from the fourth quarter of 2011 due to the increased emphasis on the licensing of new recruits, our new life licenses increased by 3%, to 8,376, largely reflecting a 22% increase in the fourth quarter in the rate of new recruits obtaining a license compared to the year ago period.  Non-renewals were lower than the fourth quarter a year ago, primarily due to Hurricane Sandy related mandated license renewal extensions in 2012 in New York and New Jersey and a high level of terminations last year following the convention recruiting surge.  Sequentially, recruiting declined by 23% and new life licenses declined by 3% from the third quarter of 2012 reflecting seasonally-higher third quarter experience.

●
Term Life net premium revenue increased 16% to $139.9 million in the fourth quarter of 2012 compared with the fourth quarter a year ago as we continue to build the Term Life book of business.  In the fourth quarter of 2012, term life insurance policies issued were 52,324, a 15% decline from the fourth quarter of 2011 largely due to productivity returning to a normalized level compared with the elevated productivity levels related to the post-convention recruiting surge in the prior year period.  Sequentially, term life insurance policies issued were flat with the third quarter.

●
The 30% year-over-year growth in Investment and Savings Products sales to $1.24 billion in the fourth quarter of 2012 resulted from a 24%, or $116.0 million, increase in retail mutual funds sales as well as $154.9 million of fixed indexed annuity sales.  Sales were driven by the successful implementation of new products in 2012 and growing investor confidence in the market in the fourth quarter.  ISP sales increased 13% compared with the third quarter of 2012.  Client asset values increased by 11% to $37.39 billion at December 31, 2012 relative to a year ago and were consistent with the end of the third quarter, primarily reflecting market performance in the U.S. and Canada.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.  Results for the segments are shown below.

	Actual			Operating (1)
	Q4 2012	Q4 2011(2)	% Change	Q4 2012	Q4 2011(2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$164,490	$144,678	14%	$164,490	$144,678	14%
Investment and Savings Products	109,700	93,785	17%	109,700	93,785	17%
Corporate and Other Distributed Products	30,311	37,392	-19%	29,253	33,136	-12%
Total revenues	$304,501	$275,855	10%	$303,443	$271,599	12%

Income (loss) before income taxes:
Term Life Insurance	$44,246	$37,045	19%	$44,246	$37,045	19%
Investment and Savings Products	31,194	28,821	8%	31,194	28,821	8%
Corporate and Other Distributed Products	(14,494)	(9,185)	-58%	(12,478)	(10,026)	-24%
Total income before income taxes	$60,946	$56,681	8%	$62,962	$55,840	13%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconcilations at the end of this release for additional information.

(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

Term Life Insurance.  Operating revenues grew by 14% to $164.5 million in the fourth quarter of 2012 compared with the same period a year ago.  Net premiums were up 16% from the prior year period reflecting the continued layering of New Term policies onto our recurring in force premium base.  Allocated net investment income increased year-over-year consistent with the growth in Term Life allocated assets.

Operating income before income taxes increased by 19% over the prior year period to $44.2 million reflecting revenue growth and lower non-deferred commissions, partially offset by growth in premium-related and employee-related expenses as well as higher interest expense associated with our redundant reserve financing.  While total incurred claims were slightly lower versus the prior year period, the trend was largely driven by the fourth quarter 2011 charge related to our search of public death records.  Excluding this charge in 2011, incurred claims increased reflecting higher experience and growth in the business.  Persistency experience in the fourth quarter improved modestly over the prior year period.

Sequentially, operating income before income taxes declined by 9%.  The continued growth in net premium was more than offset by increased DAC amortization due to seasonally worse persistency in the fourth quarter and higher insurance expenses due to a favorable annual true-up of employee benefit accruals and other items in the previous quarter.

Investment and Savings Products.  Operating revenues increased 17% to $109.7 million and operating income before income taxes grew 8% to $31.2 million in the fourth quarter of 2012 compared with the fourth quarter of 2011.  Results reflect strong sales and an 11% increase in our average client asset values, partially offset by a lower volume-related incentive payment earned for 2012 variable annuity sales.  We also incurred $2.9 million of legal fees and expenses, which impacted net operating earnings per diluted share by $.03, associated with preparation for hearings that have been scheduled in 2013 in connection with arbitrations that have been described in our SEC filings. Canadian segregated fund DAC amortization was unfavorably impacted in the fourth quarter of 2012 by lower equity returns compared with a favorable impact in the prior year period, resulting in a $1.5 million year-over-year increase in DAC amortization.

Sequentially, operating income before income taxes was consistent with the third quarter of 2012 primarily reflecting the fourth quarter sales growth, the higher client asset values and the variable annuity incentive payment, offset by legal fees and expenses as well as higher Canadian segregated fund DAC amortization.

Corporate and Other Distributed Products.  Operating revenues decreased by 12% to $29.3 million and operating losses before income taxes increased by $2.5 million compared with the fourth quarter of 2011.  Results largely reflect lower net investment income due to a lower invested asset base following our stock repurchases and lower expenses due to non-recurring charges from the fourth quarter of 2011, partially offset by higher employee-related expenses in 2012.

Taxes

Our effective income tax rate for the fourth quarter of 2012 was 33.9%, consistent with the prior year period and lower than the 35.4% in the third quarter.  Sequentially, the lower tax rate in the fourth quarter reflects the recognition of certain tax benefits due to statute of limitations expirations that occur annually at the end of the calendar year.

Capital and Liquidity

We repurchased $98.2 million of common stock in the fourth quarter of 2012.  For the full year, 9.5 million shares of common stock were repurchased for $257.3 million, enabling us to retire 15% of the common stock outstanding as of December 31, 2011.

As of December 31, 2012, our investments and cash totaled $2.07 billion compared with $2.18 billion as of September 30, 2012.  Our invested asset portfolio had a net unrealized gain of $182.6 million (net of unrealized losses of $4.3 million) at December 31, 2012, down from a net unrealized gain of $191.6 million (net of unrealized losses of $4.2 million) at September 30, 2012.  Net realized gains for the quarter were $1.1 million, which included $0.1 million of other-than-temporary impairments.

Our debt-to-capital ratio increased slightly from the end of the third quarter to 22.7% as of December 31, 2012 following capital redeployment in the quarter.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio is estimated to be approximately 600% as of December 31, 2012 remaining well-positioned to support existing operations and fund future growth.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Friday, February 8, 2013 at 9:00 am EDT, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle-income families in North America.  Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties.  In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products.  We insure more than 4.3 million lives and approximately 2 million clients maintain investment accounts with us.  Primerica is a member of the Russell 2000 stock index and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:
Kathryn Kieser
770-564-7757
Email: investorrelations@primerica.com

Media Contact:
Mark L. Supic
770-564-6329
Email: mark.supic@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	December 31,	December 31,
	2012 (1)	2011 (2)
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,887,014	$1,959,156
Equity securities available for sale, at fair value	37,147	26,712
Trading securities, at fair value	7,762	9,640
Policy loans and other invested assets	24,613	25,996
Total investments	1,956,536	2,021,504
Cash and cash equivalents	112,216	136,078
Accrued investment income	19,540	21,579
Due from reinsurers	4,005,194	3,855,318
Deferred policy acquisition costs	1,066,422	904,485
Premiums and other receivables	165,188	163,845
Intangible assets	69,816	71,928
Other assets	302,126	268,485
Separate account assets	2,618,115	2,408,598
Total assets	$10,315,153	$9,851,820

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$4,850,488	$4,614,860
Unearned premiums	6,056	7,022
Policy claims and other benefits payable	254,533	241,754
Other policyholders' funds	345,721	340,766
Notes payable	374,433	300,000
Income taxes	91,887	81,316
Other liabilities	358,577	381,496
Payable under securities lending	139,927	149,358
Separate account liabilities	2,618,115	2,408,598
Total liabilities	9,039,737	8,525,170

Stockholders' equity:
Common stock	564	649
Paid-in capital	602,269	835,232
Retained earnings	503,173	344,104
Accumulated other comprehensive income, net of income tax	169,410	146,665
Total stockholders' equity	1,275,416	1,326,650
Total liabilities and stockholders' equity	$10,315,153	$9,851,820

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income

	Three months ended December 31,
	2012 (1)	2011 (1) (2)
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$569,591	$555,778
Ceded premiums	(414,783)	(419,630)
Net premiums	154,808	136,148
Commissions and fees	112,772	97,282
Net investment income	24,221	25,643
Realized investment gains (losses), including OTTI	1,058	4,256
Other, net	11,642	12,526
Total revenues	304,501	275,855

Benefits and expenses:
Benefits and claims	71,151	63,688
Amortization of deferred policy acquisition costs	34,628	30,185
Sales commissions	54,007	43,876
Insurance expenses	25,764	24,273
Insurance commissions	5,916	9,548
Interest expense	8,857	6,973
Other operating expenses	43,232	40,631
Total benefits and expenses	243,555	219,174
Income before income taxes	60,946	56,681
Income taxes	20,675	19,479
Net income	$40,271	$37,202

Earnings per share:
Basic	$0.68	$0.52
Diluted	$0.67	$0.51

Shares used in computing earnings per share:
Basic	57,416	69,366
Diluted	58,935	70,169

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income

	Year ended ended December 31,
	2012 (1)	2011 (2)
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,267,975	$2,229,467
Ceded premiums	(1,663,753)	(1,703,075)
Net premiums	604,222	526,392
Commissions and fees	427,775	412,979
Net investment income	100,804	108,601
Realized investment gains (losses), including OTTI	11,382	6,440
Other, net	46,532	48,681
Total revenues	1,190,715	1,103,093

Benefits and expenses:
Benefits and claims	278,747	242,696
Amortization of deferred policy acquisition costs	118,598	104,034
Sales commissions	204,569	191,722
Insurance expenses	96,541	89,192
Insurance commissions	27,555	38,618
Interest expense	33,101	27,968
Other operating expenses	164,716	164,954
Total benefits and expenses	923,827	859,184
Income before income taxes	266,888	243,909
Income taxes	93,082	86,718
Net income	$173,806	$157,191

Earnings per share:
Basic	$2.77	$2.11
Diluted	$2.71	$2.08

Shares used in computing earnings per share:
Basic	61,059	72,283
Diluted	62,401	73,107

(1) Unaudited
(2) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2012	2011 (1)	% Change
Operating revenues	$303,443	$271,599	12%
Realized investment gains (losses), including OTTI	1,058	4,256
Total revenues	$304,501	$275,855	10%

Operating income before income taxes	$62,962	$55,840	13%
Realized investment gains (losses), including OTTI	1,058	4,256
Other operating expense - equity awards	(3,074)	(3,415)
Income before income taxes	$60,946	$56,681	8%

Net operating income	$41,603	$36,652	14%
Realized investment gains (losses), including OTTI	1,058	4,256
Other operating expense - equity awards	(3,074)	(3,415)
Tax impact of reconciling items	684	(291)
Net income	$40,271	$37,202	8%

Diluted operating earnings per share (2)	$0.69	$0.51	36%
Net after-tax impact of operating adjustments	(0.02)	-
Diluted earnings per share (2)	$0.67	$0.51	29%

(1) Reflects revised accounting standards related to costs associated with acquiring or renewing insurance contracts.
(2) Percentage change in earnings per share is calculated prior to rounding per share amounts.

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2012	2011 (1)
Operating revenues	$29,253	$33,136
Realized investment gains (losses), including OTTI	1,058	4,256
Total revenues	$30,311	$37,392

Operating loss before income taxes	$(12,478)	$(10,026)
Realized investment gains (losses), including OTTI	1,058	4,256
Other operating expense - equity awards	(3,074)	(3,415)
Loss before income taxes	$(14,494)	$(9,185)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

December 31, 2012
Adjusted stockholders' equity	$1,161,493
Unrealized net investment gains recorded in stockholders' equity, net of income tax	113,923
Stockholders' equity	$1,275,416